SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report:    April 25, 2001
Date of earliest event reported

YOCREAM INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

OR	0-16787	91-0989395
State of Incorporation	Commission	I.R.S. Employer
	File Number	Identification No.

5858 N.E. 87th Avenue, Portland, Oregon	97220
Address of Principal Executive Office	Zip Code

Registrant's telephone number, including area code:    (503) 256-3754

INTERNATIONAL YOGURT COMPANY
Former name or former address
if changed since last report

This filing contains 3 pages.

Page 1 of 3 Pages

Item 5.      Other Events.

          On April 24, 2001, the Company issued a press release announcing that it had entered into a strategic alliance with The Dannon Company, Inc. under with the Company will supply soft frozen yogurt to Dannon's customers. A copy of the press release is attached hereto as Exhibit 7(c)(i).

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

          (a)     Financial Statements

                    Not Applicable

          (b)     Pro Forma Financial Information

                    Not Applicable

          (c)     Exhibits

                    (i)     Press Release dated as of April 25, 2001.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

YOCREAM INTERNATIONAL, INC.
(Registrant)
Date: April 25, 2001	By: /s/ John N. Hanna
John N. Hanna, Chief Executive Officer

Page 2 of 3 Pages

EXHIBIT 7(c)(i)

FOR IMMEDIATE RELEASE

For More Information, Contact:

Terry Lusetti Investor Relations	503-256-3754 www.yocream.com

YOCREAM INTERNATIONAL, INC. HAS ENTERED INTO AN ALLIANCE WITH THE DANNON COMPANY, INC. TO SUPPLY SOFT FROZEN YOGURT TO DANNON'S CUSTOMERS.

PORTLAND, OR - APRIL 25, 2001 - YoCream International, Inc.(Nasdaq:YOCM) has entered into an alliance with The Dannon Company, Inc. to supply Soft Frozen Yogurt to Dannon’s customers.

          "It’s a classic synergistic alliance,” Tyler Bargas, Director of Sales & Marketing, YoCream International, Inc., stated. “Dannon’s focus is refrigerated yogurt, ours is frozen yogurt. We can bring Dannon’s customers more than forty flavors of soft serve frozen yogurt, along with an array of blender and dispenser smoothies."

          "Dannon has agreed to endorse YoCream International and is pleased that YoCream will provide focus and expertise to the product category to meet the needs of our customers and consumers,” said Jim Blakely, Vice President, Sales, The Dannon Company, Inc. “The alliance is consistent with Dannon’s concentration on refrigerated yogurt and the development and delivery of new innovative products for our customers."

          YoCream International, Inc., with corporate headquarters and manufacturing facility in Portland, OR., is a pioneer and leading producer of frozen yogurt. Founded in 1977, YoCream International makes, markets, and sells frozen yogurt, smoothies, ice cream, and frozen custard to an established and expanding global marketplace. With a proven history of producing the highest quality product, YoCream International is an industry leader poised for long-term growth. For more information about YoCream, call 1-800-YOCREAM (962-7326) or log on to www.yocream.com.

          The Dannon Company, Inc. is a leading national producer of yogurt products in the United States with corporate headquarters in Tarrytown, NY, and plants in Minster, OH; Fort Worth, TX; and West Jordan, UT. With a strong commitment to high-quality, wholesome, nutritious, and innovative products, Dannon produces about three million cups of yogurt each day in nearly 100 flavors, styles and sizes. For more information about Dannon, visit their website at www.dannon.com.

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